Exhibit 21.1

Subsidiaries of

Geospace Technologies Corporation

GTC, Inc., a Texas corporation

Geospace Technologies Canada, Inc., an Alberta corporation

Geospace Technologies Corporation Azerbaijan Branch, an Azerbaijan company

Geospace Engineering Resources International, Inc., a Texas corporation

Geospace Finance Corp., a Texas corporation

GTC Inc. Beijing Representative Office, a Chinese company

Exile Technologies Corporation, a Texas Corporation

Exile Technologies Limited, a United Kingdom company

Geospace J.V., Inc., a Texas corporation

Geospace Technologies Eurasia, LLC, a Russian limited liability company

Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company
Geospace Technologies Sucursal Sudamericana, a Colombia Branch Office
Quantum Technology Sciences, Inc., a Florida corporation